HomeTrust Bancshares, Inc. Reports Financial Results For The Second Fiscal Quarter Of 2017

ASHEVILLE, N.C., January 26, 2017 – HomeTrust Bancshares, Inc. (NASDAQ: HTBI) ("Company"), the holding company of HomeTrust Bank ("Bank"), today announced preliminary net income of $3.0 million for the quarter ended December 31, 2016, a $534,000, or 21.8% increase over net income of $2.5 million for the same period a year ago. The Company's basic and diluted earnings per share increased to $0.17 for the three months ended December 31, 2016 compared to $0.14 per share for the same period in fiscal 2016. Tangible book value per share increased $0.45, or 2.4% to $19.50 as of December 31, 2016 compared to $19.05 at June 30, 2016.

Net income totaled $6.8 million for the six months ended December 31, 2016, a $1.8 million, or 35.8% increase compared to $5.0 million for the same period in 2015. The Company's basic and diluted earnings per share increased to $0.39 from $0.28 per share for the six months ended December 31, 2016 compared to the same period in the previous year. Earnings before merger-related expenses, certain state income tax expenses, and gain from the sale of premises and equipment were $7.3 million, or $0.42 per share for the first six months of fiscal year 2017, compared to $5.5 million, or $0.31 per share for the same period in the previous year.
For the quarter ended December 31, 2016, organic net loan growth, which excludes loans acquired through purchases of home equity lines of credit ("HELOCs"), was $69.6 million or 16.3% annualized. Excluding the one-to-four family residential loan portfolio, our second quarter loan growth was $75.1 million or 27.3% annualized. Our one-to-four family residential loan portfolio continues to decline as a result of increasing customer demand for 30-year fixed rate loans, which we sell to third parties as compared to our shorter term fixed and variable rate loans that we retain in our loan portfolio - a trend we expect to continue during this low rate environment. For the six months ended December 31, 2016, organic net loan growth was $93.6 million or 11.1% annualized. Excluding the one-to-four family residential loan portfolio, loan growth for the first six months of fiscal 2017 was $109.2 million or 20.5% annualized.
“I'm very pleased with our second quarter results. Our strong organic loan growth was led by almost $150 million in commercial loan originations during the quarter, a 57% increase over the same quarter last year. These originations are from across our footprint and continue to adhere to our high standards of lending," said Dana Stonestreet, Chairman, President, and CEO. "In addition, we are excited to expand our franchise in East Tennessee through the acquisition of TriSummit Bancorp, Inc. which was completed on January 1, 2017. We expect this in-market acquisition to contribute to our organic loan growth and, along with cost savings, will further drive growth in our earnings and shareholder value," said Stonestreet.

Income Statement Review

Net interest income was $20.4 million for the three months ended December 31, 2016 compared to $20.2 million for the comparative quarter in fiscal 2016. Average interest-earning assets of $2.5 billion for the quarter ended December 31, 2016 were consistent with the corresponding quarter in the prior year. The average balance of loans receivable increased $159.6 million, or 9.1% from organic loan growth and the purchase of HELOCs, which was mainly funded and offset by the cumulative decrease of $129.8 million, or 17.5% in average interest-earning deposits with banks, investment securities available for sale, and other interest-earning assets. In addition, we continue to utilize our leveraging strategy, where additional short-term Federal Home Loan Bank ("FHLB") borrowings are invested in various short-term liquid assets to generate additional net interest income, as well as increased dividend income from the required purchase of additional FHLB stock. Net interest margin (on a fully taxable-equivalent basis) for the three months ended December 31, 2016 decreased slightly to 3.33% from 3.34% for the same period a year ago. During the three months ended December 31, 2016 our leveraging strategy produced an additional $908,000 in interest income at an average yield of 1.07%, while the average cost of the borrowings was .44%, resulting in approximately $530,000 in net interest income. During the same quarter in the prior fiscal year, our leveraging strategy produced an additional $749,000 in interest income at an average yield of .74%, while the average cost of the borrowings was .23%, resulting in approximately $520,000 in net interest income. Excluding the effects of the leveraging strategy, the net interest margin would be 3.75% and 3.88% for the quarter ended December 31, 2016 and 2015, respectively.

Total interest income increased $497,000, or 2.3% for the three months ended December 31, 2016 as compared to the same period last year, which was primarily driven by a $538,000, or 2.8% increase in loan interest income, an $88,000, or 10.3% increase in interest from certificates of deposit and other interest-bearing deposits, and a $47,000, or 13.7% increase in other investment income. The additional loan interest income was due to the increase in the average balance of loans receivable, which was partially offset by a $135,000, or 14.9% decrease in the accretion of purchase discounts on acquired loans to $774,000 for the quarter ended December 31, 2016 from $909,000 for the same quarter in fiscal 2016. Average loan yields decreased 28 basis points to 4.28% for the quarter ended December 31, 2016 from 4.56% in the corresponding quarter last year. For the quarter ended December 31, 2016 and 2015, the average loan yields included 12 and 15 basis points, respectively, from the accretion of purchase discounts on acquired loans. The decline compared to a year earlier primarily reflects lower average yields on loans recently originated and the refinancing of higher yielding loans as the relatively low interest rate environment continues. Partially offsetting these increases in interest income was a $176,000, or 17.0% decrease in interest income from investment securities as a result of the average balance of securities available for sale decreasing $51.9 million, or 21.6% compared to the same quarter in fiscal 2016.
Total interest expense increased $232,000, or 16.4% for the quarter ended December 31, 2016 compared to the same period last year. This increase was primarily related to average borrowings, consisting of short-term FHLB advances, increasing by $64.3 million to $546.4 million due to funding for loan growth, as well as a 21 basis point increase in the average cost of borrowings during the quarter as compared to the same quarter last year. This increase was partially offset by a $67.7 million decrease in the average balance of interest-bearing deposits, primarily due to a $110.9 million decrease in average certificates of deposit to $408.3 million for the three months ended December 31, 2016, as compared to $519.2 million for the same period in fiscal 2016 due to our managed run off of higher rate certificates of deposit. The overall average cost of funds increased four basis points for the current quarter as compared to the same quarter last year due primarily to the impact of the December 2015 increase in the federal funds rate on our borrowings. The additional increase in the federal funds rate in December 2016 is expected to continue to increase our overall average cost of funds in future periods.
Net interest income increased $831,000 or 2.0% to $41.6 million for the six months ended December 31, 2016 compared to $40.7 million for the six months ended December 31, 2015. Average interest-earning assets of $2.5 billion for the six months ended December 31, 2016 remained consistent with the corresponding period in fiscal 2016. The $139.4 million, or 8.0% increase in average balance of loan receivables was mainly funded by the cumulative decrease of $118.7 million, or 15.5% in average interest-earning deposits with banks, investment securities available for sale, and other interest-earning assets. Net interest margin (on a fully taxable-equivalent basis) for the six months ended December 31, 2016 increased three basis points to 3.38% from 3.35% for the same period last year. For the six months ended December 31, 2016 our leveraging strategy produced an additional $1.9 million in interest income at an average yield of 1.04%, while the average cost of the borrowings was .43%, resulting in approximately $1.1 million in net interest income. During the corresponding period in the prior year, our leveraging strategy produced an additional $1.4 million in interest income at an average yield of .67%, while the average cost of the borrowings was .22%, resulting in approximately $952,000 in net interest income. Excluding the effects of the leveraging strategy, the net interest margin would be 3.86% and 3.95% for the six months ended December 31, 2016 and 2015, respectively.

Total interest income increased $1.3 million, or 2.9% for the six months ended December 31, 2016 as compared to the same period last year. The increase was primarily driven by a $1.4 million, or 3.6% increase in loan interest income and a $301,000, or 17.9% increase in interest from certificates of deposit and other interest-bearing deposits that were partially offset by $495,000, or 22.1% decrease in interest from securities available for sale. The additional loan interest income was due to the increase in the average balance of loans receivable and $341,000 in additional interest income from the accretion of purchase discounts on acquired loans to $2.6 million for the six months ended December 31, 2016 from $2.3 million for the same period in 2015, as a result of early prepayments. Average loan yields decreased 21 basis points to 4.42% for the six months ended December 31, 2016 from 4.63% in the corresponding period in 2015. For the six months ended December 31, 2016 and 2015, the average loan yields included 20 and 18 basis points, respectively, from the accretion of purchase discounts on acquired loans.
Total interest expense increased $448,000, or 15.7% for the six months ended December 31, 2016 compared to the same period last year. This increase was primarily related to average borrowings increasing by $61.1 million to $540.1 million due to funding for loan growth, as well as a 21 basis point increase in the average cost of borrowings during the six-month period as compared to the same period last year. This increase was partially offset by a $72.7 million decrease in the average balance of interest-bearing deposits, primarily due to a $117.5 million decrease in average certificates of deposit to $419.6 million for the six months ended December 31, 2016, as compared to $537.1 million for the same period in 2015. The overall average cost of funds increased four basis points due primarily to the impact of the increase in the federal funds rate on our borrowings.
Noninterest income increased $762,000, or 25.4%, to $3.8 million for the three months ended December 31, 2016 from $3.0 million for the same period in the previous year, primarily as a result of a $347,000, or 58.8%, increase in mortgage banking income and fees from increases in brokered loan originations. Noninterest expense for the three months ended December 31, 2016 increased $464,000, or 2.3%, to $20.3 million compared to $19.8 million for the three months ended December 31, 2015. Salaries and employee benefits expenses increased $964,000, or 8.9% as a direct result of a $1.2 million increase in stock-based compensation expense primarily driven by the increase in the Company’s stock price since early November. As a result of management's continued focus on reducing operating expenses and the consolidation of six branches during second quarter of fiscal 2016, there was a cumulative decrease of $599,000, or 16.4% in net occupancy expense; marketing and advertising; and telephone, postage, and supplies, which was partially offset by a $242,000, or 17.2% increase in computer services as a result of updating branch operations hardware and additional consulting services. In addition, deposit insurance premiums decreased $320,000, or 61.2% due to a decline in the rates charged by the Federal Deposit Insurance Corporation ("FDIC") that occurred during the first quarter of fiscal 2017. Real estate owned ("REO")-related expenses increased $231,000 primarily as a result of $180,000 and $51,000 increase in net losses on the sale of REO properties and REO expenses, respectively. We continue to actively market our REO properties in an effort to minimize holding costs.

Noninterest income increased $1.5 million, or 23.1%, to $7.8 million for the six months ended December 31, 2016 from $6.4 million for the same period in the previous year, primarily as a result of a $596,000, or 45.2%, increase in mortgage banking income and fees and a $385,000 gain on the sale of a previously closed branch office building. Noninterest expense for the six months ended December 31, 2016 decreased $405,000, or 1.0%, to $39.3 million compared to $39.7 million for the six months ended December 31, 2015. Salaries and employee benefits expenses increased $798,000, or 3.7% as a result of previously mentioned increase in stock-based compensation expense, which were more than offset by the cumulative decrease of $984,000, or 9.6% in net occupancy expense; marketing and advertising; telephone, postage, and supplies; and computer services. As discussed above, the lower rates charged by the FDIC led to a $567,000, or 54.1% decrease in deposit insurance premiums for the six months ended December 31, 2016 compared to the same period in 2015. Merger-related expenses increased $334,000 for the six months ended December 31, 2016 over the same period in 2015 as a result of our recently closed acquisition of TriSummit Bancorp, Inc. ("TriSummit"). REO-related expenses increased $171,000 as a result of $331,000 increase in net losses on the sale of REO properties, which was partially offset by a $160,000 decrease in REO expenses from the decrease in the number of REO properties held.

The Company's income tax expense increased $29,000 to $893,000 for the quarter ended December 31, 2016 over the same quarter in prior year as a result of additional pretax income. The Company's effective income tax rate for the quarter ended December 31, 2016 was 23.04% compared to 26.08% for the quarter ended December 31, 2015.

For the six months ended December 31, 2016, the Company's income tax expense was $3.3 million, an increase of $912,000, or 37.9% compared to $2.4 million for the six months ended December 31, 2015, which was driven by higher taxable income. For the six months ended December 31, 2016 and 2015, the Company incurred a charge of $490,000 and $526,000, respectively, which related to the decrease in value of our deferred tax assets based on recent decreases in North Carolina's corporate tax rate. The rate was reduced to 4.0% in August 2015 and to 3.0% in August 2016 once certain state revenue triggers were achieved. The Company's effective income tax rate for the six months ended December 31, 2016 was 32.8% compared to 32.4% for the six months ended December 31, 2015.

Balance Sheet Review

At December 31, 2016, total assets were $2.8 billion compared to total assets of $2.7 billion at June 30, 2016. Total liabilities remained constant at $2.4 billion at both December 31, 2016 and June 30, 2016. The increase in borrowings of $69.0 million, or 14.1% and the cumulative decrease of $88.3 million, or 13.7%, in cash and cash equivalents, commercial paper, certificates of deposit in other banks, and securities available for sale during the first six months in fiscal 2017 were utilized to fund higher yielding loans and reduce higher cost certificates of deposit as discussed below. During the six months ended December 31, 2016, net loans receivable increased $123.1 million to $1.9 billion at December 31, 2016, primarily driven by $93.6 million of organic growth and $29.1 million in purchased HELOCs, net of repayments. The $2.9 million increase in other investments at cost was a result of additional FHLB stock purchases as required to support additional FHLB borrowings.

Total deposits decreased $16.5 million, or 0.9%, during the six months ended December 31, 2016 to $1.8 billion at December 31, 2016. The decrease was primarily due to a managed run off of $44.9 million in higher cost certificates of deposit and brokered deposits offset by a net increase of $28.4 million in checking, savings, and money market accounts.

Stockholders' equity at December 31, 2016 increased $7.8 million, or 2.2% to $367.8 million from $360.0 million at June 30, 2016. The increase was primarily driven by $6.8 million in net income and $3.1 million representing stock-based compensation. These increases were partially offset by a $2.3 million decrease in accumulated other comprehensive income representing unrealized gains on securities available for sale, net of tax. As of December 31, 2016, HomeTrust Bank was considered "well capitalized" in accordance with its regulatory capital guidelines and exceeded all regulatory capital requirements with Common Equity Tier 1, Tier 1 Risk-Based, Total Risk-Based, and Tier 1 Leverage capital ratios of 12.75%, 12.75%, 13.71%, and 10.38%, respectively. In addition, the Company exceeded all regulatory capital requirements as of that date.

Asset Quality

The allowance for loan losses was $21.0 million, or 1.07% of total loans, at December 31, 2016 compared to $21.3 million, or 1.16% of total loans, at June 30, 2016. The allowance for loan losses to total gross loans excluding acquired loans was 1.17% at December 31, 2016, compared to 1.32% at June 30, 2016.

There was no provision for losses on loans for the three and six months ended December 31, 2016 or the comparative period in 2015 reflecting continued improvements in our asset quality, offset by loan growth. Net loan recoveries totaled $35,000 for the three months ended December 31, 2016 compared to net charge-offs of $135,000 for the same period during the prior fiscal year. Net loan charge-offs decreased to $306,000 for the six months ended December 31, 2016 from $397,000 for the same period during the prior fiscal year. Net recoveries as a percentage of average loans increased slightly to (0.01)% for the quarter ended December 31, 2016 from net charge-offs of 0.03% for the same period last fiscal year. Net charge-offs as a percentage of average loans decreased to 0.03% for the six months ended December 31, 2016 from 0.05% for the same period last fiscal year. Our overall asset quality metrics continue to demonstrate our commitment to growing and maintaining a high quality loan portfolio.

Nonperforming assets decreased $2.8 million to $21.7 million, or 0.78% of total assets, at December 31, 2016, compared to $24.5 million, or 0.90% of total assets, at June 30, 2016 and were $31.1 million, or 1.14% of total assets, a year ago. Nonperforming assets included $16.0 million in nonaccruing loans and $5.6 million in REO at December 31, 2016, compared to $18.5 million and $6.0 million, in nonaccruing loans and REO, respectively, at June 30, 2016. Included in nonperforming loans are $5.8 million of loans restructured from their original terms of which $3.7 million were current at December 31, 2016, with respect to their modified payment terms. At December 31, 2016, $6.9 million, or 43.2%, of nonaccruing loans were current on their required loan payments. Purchased impaired loans aggregating $6.2 million acquired from prior acquisitions are excluded from nonaccruing loans due to the accretion of discounts established in accordance with the acquisition method of accounting for business combinations.

The ratio of classified assets to total assets decreased to 1.97% at December 31, 2016 from 2.17% at June 30, 2016. Classified assets decreased 7.0% to $54.8 million at December 31, 2016 compared to $58.9 million at June 30, 2016 and were $71.7 million at December 30, 2015.

About HomeTrust Bancshares, Inc.

HomeTrust Bancshares, Inc. is the holding company for HomeTrust Bank. As of December 31, 2016, the Company had assets of $2.8 billion. The Bank, founded in 1926, is a North Carolina state chartered, community-focused financial institution committed to providing value added relationship banking through 39 locations as well as online/mobile channels. Locations include: North Carolina (including the Asheville metropolitan area, the "Piedmont" region, Charlotte, and a loan production office in Raleigh), Upstate South Carolina (Greenville), East Tennessee (including Kingsport/Johnson City, Knoxville, and Morristown) and Southwest Virginia (including the Roanoke Valley). In 2016, the Bank celebrated its 90th Anniversary and nine decades of commitment to our customers, employees and surrounding communities. The Bank is the 6th largest community bank headquartered in North Carolina.

On January 1, 2017, the Company completed the acquisition of TriSummit Bancorp, Inc. with six locations in Kingsport, TN, Johnson City, TN, and Bristol, VA (the “Tri-Cities” region) and also in Morristown and Jefferson City, TN. TriSummit had consolidated assets of $360.0 million, deposits of $277.3 million, and shareholders' equity of $32.1 million at December 31, 2016.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events many, of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially, from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include expected cost savings, synergies and other financial benefits from our acquisition of TriSummit by HomeTrust ("merger") might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters might be greater than expected; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in HomeTrust's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission-which are available on our website at www.hometrustbanking.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that we make in this press release or the documents we file with or furnish to the SEC are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors described above or because of other factors that we cannot foresee. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2017 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect our operating and stock performance.

WEBSITE: WWW.HOMETRUSTBANCSHARES.COM
Contact:
Dana L. Stonestreet – Chairman, President and Chief Executive Officer
Tony J. VunCannon – Executive Vice President, Chief Financial Officer, and Treasurer
828-259-3939

Selected Financial Data

	At or For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2016	2016	2016 (1)	2016	2015
Financial Condition Data:
Total assets	$2,774,240	$2,754,109	$2,717,677	$2,759,801	$2,728,552
Loans held for sale	4,998	8,832	5,783	2,537	5,080
Loans receivable, net(2)	1,934,618	1,860,530	1,811,539	1,793,256	1,725,790
Allowance for loan losses	20,986	20,951	21,292	21,761	21,977
Commercial paper	179,939	220,682	229,859	275,878	271,856
Certificates of deposit in other banks	150,147	153,431	161,512	158,767	177,934
Securities available for sale, at fair value	181,049	193,701	200,652	219,498	229,227
Goodwill	13,098	12,673	12,673	12,673	12,673
Core deposit intangibles	5,868	6,486	7,136	7,815	8,526
Deposits	1,786,165	1,793,528	1,802,696	1,831,979	1,829,987
Checking accounts (noninterest and interest)	658,015	650,832	628,910	626,432	608,925
Borrowings	560,000	536,500	491,000	507,000	479,000
Stockholders' equity	367,776	364,401	359,976	358,843	361,195
Asset quality ratios:
Nonperforming assets to total assets(3)	0.78%	0.82%	0.90%	1.01%	1.14%
Nonperforming loans to total loans(3)	0.82	0.90	1.01	1.16	1.40
Total classified assets to total assets	1.97	2.07	2.17	2.33	2.63
Allowance for loan losses to nonperforming loans(3)	131.11	123.21	114.98	103.43	89.97
Allowance for loan losses to total loans	1.07	1.11	1.16	1.20	1.26
Allowance for loan losses to total gross loans excluding acquired loans(4)	1.17	1.24	1.32	1.39	1.48
Net charge-offs (recoveries) to average loans (annualized)	(0.01)	0.07	0.10	0.05	0.03
Capital ratios:
Equity to total assets at end of period	13.26%	13.23%	13.25%	13.00%	13.24%
Tangible equity to total tangible assets(4)	12.73	12.70	12.69	12.44	12.66
Average equity to average assets	13.23	13.10	13.11	13.19	13.25
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(1)	Derived from audited financial statements.

(2)	Net of allowances for loan losses, loans in process, and deferred loan fees.

(3)
Nonperforming assets include nonaccruing loans, consisting of certain restructured loans, and REO. There were no accruing loans more than 90 days past due at the dates indicated. At December 31, 2016, there were $5.8 million of restructured loans included in nonaccruing loans and $6.9 million, or 43.2%, of nonaccruing loans were current on their loan payments. Purchased impaired loans acquired through prior bank acquisitions are excluded from nonaccruing loans due to the accretion of discounts in accordance with the acquisition method of accounting for business combinations.

(4)	See Non-GAAP reconciliation for adjustments.

Selected Operations Data

	Three Months Ended December 31,			Six Months Ended December 31,
	2016	2015	Difference	2016	2015	Difference
	(Dollars in thousands)

Total interest income	$22,063	$21,566	$497	$44,854	$43,575	$1,279
Total interest expense	1,648	1,416	232	3,302	2,854	448
Net interest income	20,415	20,150	265	41,552	40,721	831
Provision for loan losses	—	—	—	—	—	—
Net interest income after provision for loan losses	20,415	20,150	265	41,552	40,721	831
Service charges on deposit accounts	1,712	1,618	94	3,461	3,317	144
Mortgage banking income and fees	937	590	347	1,914	1,318	596
Gain on sale of fixed assets	—	—	—	385	—	385
Other noninterest income	1,118	797	321	2,084	1,739	345
Total noninterest income	3,767	3,005	762	7,844	6,374	1,470
Salaries and employee benefits	11,839	10,875	964	22,530	21,732	798
Net occupancy expense	2,015	2,306	(291)	4,076	4,565	(489)
REO-related expenses(1)	717	486	231	991	820	171
Core deposit intangible amortization	618	743	(125)	1,268	1,517	(249)
Merger-related expenses	27	—	27	334	—	334
Other	5,090	5,432	(342)	10,073	11,043	(970)
Total noninterest expense	20,306	19,842	464	39,272	39,677	(405)
Income before income taxes	3,876	3,313	563	10,124	7,418	2,706
Income tax expense	893	864	29	3,317	2,405	912
Net income	$2,983	$2,449	$534	$6,807	$5,013	$1,794
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(1)	REO-related expenses include gain/loss on sale and impairment of REO and all other REO-related expenses.

Selected Financial Ratios and Other Data

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Performance ratios: (1)
Return on assets (ratio of net income to average total assets)	0.43%	0.36%	0.49%	0.36%
Return on assets - adjusted(4)	0.43	0.36	0.53	0.40
Return on equity (ratio of net income to average equity)	3.26	2.70	3.74	2.73
Return on equity - adjusted(4)	3.28	2.70	4.01	3.02
Tax equivalent yield on earning assets(2)	3.59	3.56	3.65	3.58
Rate paid on interest-bearing liabilities	0.31	0.27	0.31	0.27
Tax equivalent average interest rate spread (2)	3.28	3.29	3.34	3.31
Tax equivalent net interest margin(2) (3)	3.33	3.34	3.38	3.35
Tax equivalent net interest margin - adjusted(4)	3.75	3.88	3.86	3.95
Average interest-earning assets to average interest-bearing liabilities	120.73	119.11	120.60	118.95
Operating expense to average total assets	2.94	2.90	2.84	2.89
Efficiency ratio	83.97	85.69	79.50	84.25
Efficiency ratio - adjusted (4)	81.92	83.42	77.61	82.02
__________________________________

(1)	Ratios are annualized where appropriate.

(2)	The weighted average rate for municipal leases is adjusted for a 34% federal tax rate since the interest from these leases is tax exempt.

(3)	Net interest income divided by average interest earning assets.

(4)	See Non-GAAP reconciliation for adjustments.

Per Share Data

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net income per common share:
Basic	$0.17	$0.14	$0.39	$0.28
Diluted	$0.17	$0.14	$0.39	$0.28
Adjusted net income per common share:(1)
Basic	$0.17	$0.14	$0.42	$0.31
Diluted	$0.17	$0.14	$0.42	$0.31

Average shares outstanding:
Basic	17,369,129	17,479,150	17,295,454	17,778,568
Diluted	17,725,428	17,810,984	17,597,862	18,053,187
Book value per share at end of period	$20.43	$19.44	$20.43	$19.44
Tangible book value per share at end of period (1)	$19.50	$18.47	$19.50	$18.47
Total shares outstanding at end of period	18,000,750	18,576,972	18,000,750	18,576,972
__________________________________________________

(1)	See Non-GAAP reconciliation for adjustments.

Average Balance Sheet Data

	For the Three Months Ended December 31,
	2016		2015
	(Dollars in thousands)
	Average Balance	Yield/ Cost	Average Balance	Yield/ Cost
Loans receivable(1)	$1,910,134	4.28%	$1,750,497	4.56%
Interest-earning deposits with banks	178,119	1.07	211,803	0.96
Securities available for sale	188,023	1.83	239,908	1.73
Other interest-earning assets	245,035	1.39	289,240	0.95
Total interest-earning assets	$2,521,311	3.59	$2,491,448	3.56
Interest-bearing deposits	1,541,972	0.27	1,609,689	0.28
Borrowings	546,353	0.44	482,055	0.23
Total interest-bearing liabilities	$2,088,325	0.31	$2,091,744	0.27
Tax equivalent interest rate spread(1)		3.28%		3.29%
Tax equivalent net interest margin(1) (2)		3.33%		3.34%

	For the Six Months Ended December 31,
	2016		2015
	(Dollars in thousands)
	Average Balance	Yield/ Cost	Average Balance	Yield/ Cost
Loans receivable(1)	$1,879,110	4.42%	$1,739,679	4.63%
Interest-earning deposits with banks	184,918	1.05	230,386	0.90
Securities available for sale	192,456	1.81	249,590	1.79
Other interest-earning assets	267,878	1.33	283,953	0.94
Total interest-earning assets	$2,524,362	3.65	$2,503,608	3.58
Interest-bearing deposits	1,553,006	0.55	1,625,731	0.57
Borrowings	540,121	0.43	478,994	0.22
Total interest-bearing liabilities	$2,093,127	0.31	$2,104,725	0.27
Tax equivalent interest rate spread(1)		3.34%		3.31%
Tax equivalent net interest margin(1) (2)		3.38%		3.35%
__________________________________________________

(1)	The weighted average rate for municipal leases is adjusted for a 34% federal tax rate since the interest from these leases is tax exempt.

(2)	Net interest income divided by average interest earning assets.

Non-GAAP Reconciliations
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains certain non-GAAP financial measures, which include: the efficiency ratio; tangible book value; tangible book value per share; tangible equity to tangible assets ratio; net income excluding merger-related expenses, certain state income tax expense, and gain from the sale of premises and equipment; earnings per share ("EPS"), return on assets ("ROA"), and return on equity ("ROE") excluding merger-related expenses, certain state income tax expense, and gain from the sale of premises and equipment; and the ratio of the allowance for loan losses to total loans excluding acquired loans. The Company believes these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of certain items and provides an alternative view of the Company's performance over time and in comparison to the Company's competitors.

Management elected to obtain additional FHLB borrowings beginning in November 2014 as part of a plan to increase net interest income. The Company believes that showing the effects of the additional borrowings on net interest income and net interest margins is useful to both management and investors as these measures are commonly used to measure financial institutions performance and against peers.

The Company believes these measures facilitate comparison of the quality and composition of the Company's capital and earnings ability over time and in comparison to its competitors. These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Set forth below is a reconciliation to GAAP of our efficiency ratio:

	Three Months Ended		Six Months Ended
(Dollars in thousands)	December 31,		December 31,
	2016	2015	2016	2015
Noninterest expense	$20,306	$19,842	$39,272	$39,677
Less merger-related expenses	27	—	334	—
Noninterest expense – as adjusted	$20,279	$19,842	$38,938	$39,677

Net interest income	$20,415	$20,150	$41,552	$40,721
Plus noninterest income	3,767	3,005	7,844	6,374
Plus tax equivalent adjustment	573	631	1,163	1,277
Less gain on sale of fixed assets	—	—	(385)	—
Net interest income plus noninterest income – as adjusted	$24,755	$23,786	$50,174	$48,372
Efficiency ratio	81.92%	83.42%	77.61%	82.02%
Efficiency ratio (without adjustments)	83.97%	85.69%	79.50%	84.25%

Set forth below is a reconciliation to GAAP of tangible book value and tangible book value per share:

	As of
(Dollars in thousands, except per share data)	December 31,	September 30,	June 30,	March 31,	December 31,
	2016	2016	2016	2016	2015
Total stockholders' equity	$367,776	$364,401	$359,976	$358,843	$361,195
Less: goodwill, core deposit intangibles, net of taxes	(16,795)	(16,759)	(17,169)	(17,596)	(18,044)
Tangible book value	$350,981	$347,642	$342,807	$341,247	$343,151
Common shares outstanding	18,000,750	17,999,150	17,998,750	18,193,550	18,576,972
Tangible book value per share(1)	$19.50	$19.31	$19.05	$18.76	$18.47
Book value per share	$20.43	$20.25	$20.00	$19.72	$19.44

Set forth below is a reconciliation to GAAP of tangible equity to tangible assets:

	At or For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2016	2016	2016	2016	2015
	(Dollars in thousands)
Tangible book value(1)	$350,981	$347,642	$342,807	$341,247	$343,151
Total assets	2,774,240	2,754,109	2,717,677	2,759,801	2,728,552
Less: goodwill, core deposit intangibles, net of taxes	(16,795)	(16,759)	(17,169)	(17,596)	(18,044)
Total tangible assets(2)	$2,757,445	$2,737,350	$2,700,508	$2,742,205	$2,710,508
Tangible equity to tangible assets	12.73%	12.70%	12.69%	12.44%	12.66%
_________________________________________________________________
(1)    Tangible equity is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.
(2)    Total tangible assets is equal to total assets less goodwill and core deposit intangibles, net of related deferred tax liabilities.

Set forth below is a reconciliation to GAAP of net interest income and net interest margin as adjusted to exclude additional FHLB borrowings and proceeds from such borrowings:

	Three Months Ended December 31,
	2016			2015
	Average Balance Outstanding	Interest Earned / Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned / Paid	Yield/ Rate
Interest-earning assets	$2,521,311	$22,636	3.59%	$2,491,448	$22,197	3.56%
Less: Interest-earning assets funded by additional FHLB borrowings (1)	340,000	908	1.07%	402,000	749	0.74%
Interest-earning assets - adjusted	$2,181,311	$21,728	3.98%	$2,089,448	$21,448	4.11%

Interest-bearing liabilities	$2,088,325	$1,648	0.31%	$2,091,744	$1,416	0.27%
Additional FHLB borrowings	340,000	378	0.44%	402,000	229	0.23%
Interest-bearing liabilities - adjusted	$1,748,325	$1,270	0.29%	$1,689,744	$1,187	0.28%

Net interest income and net interest margin		$20,988	3.33%		$20,781	3.34%
Net interest income and net interest margin - adjusted		20,458	3.75%		20,261	3.88%
Difference		$530	(0.42)%		$520	(0.54)%

	Six Months Ended December 31,
	2016			2015
	Average Balance Outstanding	Interest Earned / Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned / Paid	Yield/ Rate
Interest-earning assets	$2,524,362	$46,017	3.65%	$2,503,608	$44,852	3.58%
Less: Interest-earning assets funded by additional FHLB borrowings (1)	367,500	1,907	1.04%	424,000	1,413	0.67%
Interest-earning assets - adjusted	$2,156,862	$44,110	4.20%	$2,079,608	$43,439	4.18%

Interest-bearing liabilities	$2,093,127	$3,302	0.31%	$2,104,725	$2,854	0.27%
Additional FHLB borrowings	367,500	788	0.43%	424,000	461	0.22%
Interest-bearing liabilities - adjusted	$1,725,627	$2,514	0.29%	$1,680,725	$2,393	0.28%

Tax equivalent net interest income and net interest margin		$42,715	3.38%		$41,998	3.35%
Tax equivalent net interest income and net interest margin - adjusted		41,596	3.86%		41,046	3.95%
Difference		$1,119	(0.48)%		$952	(0.60)%
_________________________________________________________________________________

(1)
Proceeds from the additional borrowings were invested in various interest-earning assets, including: deposits with the Federal Reserve Bank, FHLB stock, certificates of deposit in other banks, and commercial paper.

Set forth below is a reconciliation to GAAP of net income and earnings per share (EPS) as adjusted to exclude merger-related expenses, state tax expense rate change, and gain from sale of premises and equipment:

	Three Months Ended		Six Months Ended
(Dollars in thousands, except per share data)	December 31,		December 31,
	2016	2015	2016	2015
Merger-related expenses	$27	$—	$334	$—
State tax expense adjustment (1)	—	—	490	526
Gain from sale of premises and equipment	—	—	(385)	—
Total adjustments	27	—	439	526
Tax effect (2)	(10)	—	49	—
Total adjustments, net of tax	17	—	488	526

Net income (GAAP)	2,983	2,449	6,807	5,013

Net income (non-GAAP)	$3,000	$2,449	$7,295	$5,539

Per Share Data
Average shares outstanding - basic	17,369,129	17,479,150	17,295,454	17,778,568
Average shares outstanding - diluted	17,725,428	17,810,984	17,597,862	18,053,187

Basic EPS
EPS (GAAP)	$0.17	$0.14	$0.39	$0.28
Non-GAAP adjustment	—	—	0.03	0.03
EPS (non-GAAP)	$0.17	$0.14	$0.42	$0.31

Diluted EPS
EPS (GAAP)	$0.17	$0.14	$0.39	$0.28
Non-GAAP adjustment	—	—	0.03	0.03
EPS (non-GAAP)	$0.17	$0.14	$0.42	$0.31

Average Balances
Average assets	$2,765,047	$2,735,738	$2,764,985	$2,749,840
Average equity	365,740	362,617	364,018	366,589

ROA
ROA (GAAP)	0.43%	0.36%	0.49%	0.36%
Non-GAAP adjustment	—%	—%	0.04%	0.04%
ROA (non-GAAP)	0.43%	0.36%	0.53%	0.40%

ROE
ROE (GAAP)	3.26%	2.70%	3.74%	2.73%
Non-GAAP adjustment	0.02%	—%	0.27%	0.29%
ROE (non-GAAP)	3.28%	2.70%	4.01%	3.02%
________________________________________________________________________

(1)	State tax adjustment is a result of a decrease in value of our deferred tax assets stemming from recent decreases in North Carolina's corporate tax rate.
(2)    Tax amounts have been adjusted for certain nondeductible merger-related expenses.

Set forth below is a reconciliation to GAAP of the allowance for loan losses to total loans and the allowance for loan losses as adjusted to exclude acquired loans:

	As of
(Dollars in thousands)	December 31,	September 30,	June 30,	March 31,	December 31,
	2016	2016	2016	2016	2015
Total gross loans receivable (GAAP)	$1,955,629	$1,881,481	$1,832,831	$1,814,695	$1,747,560
Less: acquired loans	(169,234)	(192,745)	(220,891)	(244,549)	(263,837)
Adjusted loans (non-GAAP)	$1,786,395	$1,688,736	$1,611,940	$1,570,146	$1,483,723

Allowance for loan losses (GAAP)	$20,986	$20,951	$21,292	$21,761	$21,977
Allowance for loan losses / Adjusted loans (non-GAAP)	1.17%	1.24%	1.32%	1.39%	1.48%